Exhibit 99.1

FOR IMMEDIATE RELEASE	NASDAQ Symbol: NVAX
NOVAVAX RELOCATING CORPORATE HEADQUARTERS TO MARYLAND
Research Labs, Business Offices to be Housed Together
In State-of-the-Art Facility in Rockville
MALVERN, PA (Dec. 13, 2006) — Novavax, Inc. said today that the Company's Board of Directors has approved the relocation of its corporate headquarters to Rockville, MD, effective January 2007. The relocation further supports the corporate objective to develop novel vaccines for influenza and other infectious diseases. This move consolidates Novavax’s existing operations presently located in Malvern, PA, with those already located in Maryland. The new 50,000 square-foot state-of-the-art research and development facility will significantly expand the company’s current vaccine capability. The Company successfully has subleased its corporate office space in Malvern, PA, to another party at a premium price to the current lease obligation.
“This is an exciting and necessary development for us that has been over six months in the making,” said Novavax President and Chief Executive Officer Dr. Rahul Singhvi. “This new facility will allow us to meet our goal of developing vaccine candidates in-house for clinical development,” he said. “Further, this move will put all of our colleagues under one roof, which is certain to result in improved synergies from working side by side every day.”
Novavax will continue to house some early clinical stage manufacturing operations at its existing Rockville, MD, facility. Dr. Singhvi also noted that the Company will retain a small presence in Pennsylvania. Novavax will continue to operate its manufacturing facility, located outside Philadelphia, where the company makes Estrasorb under a licensing agreement with Esprit Pharma.
Maryland is home to a growing number of biotechnology companies. “This area, because of its proximity to the U.S. Food and Drug Administration, the National Institutes of Health and other key government agencies and top-flight universities, should also help us attract and retain top scientific talent,” Dr. Singhvi said. “Additionally, there exists a strong and pro-active economic development environment in this region.”
Novavax’s new corporate headquarters will be located at 9920 Belward Campus Drive, Rockville, MD 20850.
About Novavax
Novavax, Inc. is committed to leading the global fight against infectious disease by creating novel, highly potent vaccines that are safer and more effective than current preventive options. Using the company’s proprietary virus-like particle (VLP) and Novasome® adjuvant technologies, Novavax is developing vaccines to protect against H5N1 pandemic influenza, seasonal flu and other viral diseases. Novavax’s particulate vaccines closely match disease-causing viruses while lacking the genetic material to cause disease, which provides potential for greater immune protection at lower doses than current vaccines. With an exclusive portable manufacturing system that allows for rapid mass-production of vaccines, Novavax is uniquely positioned to meet global public health needs.
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Contact:    Mariann Caprino    (484) 913-1213